UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2012

CHINO COMMERCIAL BANCORP
(Exact name of registrant as specified in its charter)

CA	000-52098	20-4797048
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14245 Pipeline Avenue
Chino, California		91710
Address of Principal Executive Offices		Zip Code

(909) 393-8880

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

Effective July 1, 2012, the Company’s banking subsidiary, Chino Commercial Bank, N.A. (the “Bank”) entered into an Employment Agreement with Dann H. Bowman, President and Chief Executive Officer, for a term of three (3) years commencing on the effective date (the “Agreement”). The Agreement replaced Mr. Bowman’s previous employment agreement with the Bank which expired on June 30, 2012. The Agreement provides for an annual base salary of $176,000 for the first year, $185,000 for the second year and $194,000 for the third year of the term, and an additional incentive bonus equal to 5% of the Bank’s after-tax profits. The Agreement also provides for discretionary bonuses, a company automobile, expense reimbursement, and customary medical insurance coverage. In the event Mr. Bowman’s employment by the Bank is terminated at will, he will receive a lump sum payment equal to the lesser of eighteen (18) months’ severance pay or the balance due under the Agreement, but in no event less than six (6) months’ salary, and if such termination occurs within 60 days of the end of a fiscal year, the Board must consider payment of a pro rata bonus. If Mr. Bowman is terminated or constructively terminated in connection with or following a merger or change in control of 25% or more of the Bank’s stock (subject to certain exceptions), he will be entitled to the same benefits as in the case of actual termination at will described above.

The preceding description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which has been filed herewith as Exhibit 10.4 and which is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

(d)               Exhibits

10.4         Employment Agreement for Dann H. Bowman

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 13, 2012
	By:	/s/ Thomas A. Woodbury, D.O.
Thomas A. Woodbury, D.O.
Chairman of Compensation Committee
(Officer authorized to sign on behalf of registrant)

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